FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Item 1 Company Information:

Mobodexter Inc., a corporation formed under the laws of Delaware (the “Company”), is an early-stage company established by the executive officer and principal shareholder, Chandramouli Srinivasan, to develop and commercialize a platform-as-a-service solution through which customers can access and interact with internet connected devices.

The Company was formed on November 22, 2013. The Company has begun operations but is seeking to raise additional capital through the issuance of equity.  The Company has sought an exemption from securities registration under Title IV of the JOBS Act. The Company has received funding through two rounds of Regulation CF and one round of Regulation A+ until December 31st, 2018.  In 2017, the Company acquired Mobodexter Software Pvt. Ltd.  The results of this subsidiary are consolidated herein.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations:

Company received net revenue of $1,517,765 in FY2018. This is an increase of $438,987 compared to $1,078,778 in FY2017. Cost of revenues stood at $287,807 in FY2018. This is an increase of $42,979 compared to $244,828 in FY2017. Operational expenses stood at $217,374 in FY2018. This is a decrease by $11,157 compared to $228,531 in FY2017. Net Income stood at $799,950 in FY2018. This is an increase by $321,669 compared to $478,281 in FY2017.

Company carries a current asset of $1,284,533 in FY2018. This adds to the asset value of $910,226 in FY2017. The total accrued asset values add by to $2,194,759 towards the end of FY2018. This includes account receivables for clients for services provided in FY2017 and FY2018 for $2,084,355. $2,084,355 worth of account receivables is a significant risk to operations of the company. At this point, management team believes this can be collected by FY2020 and hence there are no bad debts being provisioned for FY2018.

Total cash flows from operations was at Negative $269, 953 in FY2018. This is an increase of $69,070 from Negative $200,883 in FY2017. This includes a deferred tax liability of $269, 953 in FY2018 adding to existing deferred tax liability of $127,138 from FY2017.

Related Third Party loan from Mr. Chandramouli Srinivasan was at $120,000 in FY2018. This adds to the already existing Related Party Loan from Mr. Chandramouli Srinivasan for $175,808 in FY2017. The Related Party Loan does not have a fixed maturity date nor stated interest rate but will be repaid at the Company’s discretion.

The company also took additional paid-in capital from founders and external investors for $245,246 in FY2018 and $402,417 in FY2017. Total paid-in capital in the company stays at $649,423 by end of FY2018.

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Item 3. Directors and Officers

Chandramouli Srinivasan – Board of Director & Chief Executive Officer

Kavitha Gopalan – Board of Director

Item 4. Security Ownership of Management and Certain Securityholders

Subsequent to the securities sold via this offering the following is the share ownership of the senior management.

Chandramouli Srinivasan – Number of Common Shares Class B – 9,971,000

Kavitha Gopalan – Number of Common Shares Class B – 9,907,750

Other investors   - Number of Common Shares Class A - 121,250

Future Equity Convertibles Instruments for Class A - $464,214

Item 5. Interest of Management and Others in Certain Transactions.

Related Third Party loan from Mr. Chandramouli Srinivasan was at $120,000 in FY2018. This adds to the already existing Related Party Loan from Mr. Chandramouli Srinivasan for $175,808 in FY2017. The Related Party Loan does not have a fixed maturity date nor stated interest rate but will be repaid at the Company’s discretion.

Item 6. Financial Statements

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Mobodexter Inc.

Balance Sheet

As of December 31, 2018 and 2017

See Accountant's’ Audit Report and Notes to the Financial Statements

ASSETS
	2018	2017
ASSETS
Current Assets
Cash & Cash Equivalents	198	102,117
Accounts Receivables	1,284,355	800,000
Other Current Assets	0	8,109
Total Current Assets	1,284,553	910,226

Non-current Assets
None	0	0

TOTAL ASSETS	1,284,553	910,226

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current Liabilities
Accrued Expenses	26,620	15,154
Deferred Tax Liability	212,645	127,138
Total Current Liabilities	239,265	142,292

Non-current Liabilities
Related Party Loan	120,000	195,996
TOTAL LIABILITIES	359,265	338,288

SHAREHOLDERS’ EQUITY
Common Stock (75,000,000 of $0.0001 par value common shares authorized, 585,464 Class A shares issued, 19,414,536 Class B shares issued)	2,000	2,000
Additional Paid-In Capital	245,246	402,417
Retained Earnings, net of Distributions	678,022	167,521

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,284,533	910,226

pg. 3

FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Mobodexter Inc.

Income Statement

For the calendar years ending December 31, 2018 and 2017

See Accountant's’ Audit Report and Notes to the Financial Statements

	2018	2017
Revenues, net of Allowances and Returns	1,517,765	1,078,778
Less: Cost of Revenues	287,807	244,828

Total Gross Profit	1,229,958	833,950

Selling, General and Administrative	84,952	95,961
Research and Development	132,422	132,570

Total Income from Operations	1,012,595	605,419

Other Income and (Expense)	0	0

Total Income before Taxes	1,012,595	605,419

Provision/(Benefit) for Income Taxes	212,645	127,138

NET INCOME	799,950	478,281

pg. 4

FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Mobodexter Inc.

Statement of Cash Flows

For the calendar years ending December 31, 2018 and 2017

See Accountant's’ Audit Report and Notes to the Financial Statements

	2018	2017
CASH FLOWS FROM OPERATIONS
Net Income/(Loss)	799,950	478,281
(Increase)/Decrease in Accounts Receivable	(1,284,355)	(800,000)
(Increase)/Decrease in Other Current Assets	0	(8,109)
Increase/(Decrease) in Accrued Expenses	1,807	1,807
Increase/(Decrease) in Deferred Tax Liability	212,645	127,138

TOTAL CASH FLOWS FROM OPERATIONS	(269,953)	(200,883)

CASH FLOWS FROM INVESTING ACTIVITIES
None	0	0

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	0	0

CASH FLOWS FROM SHAREHOLDERS’ FINANCING ACTIVITIES
Related Party Loan	120,000	175,808
Issuance of Common Shares	0	0

CASH FLOWS FROM SHAREHOLDERS’ FINANCING ACTIVITIES	120,000	175,808

NET CHANGE IN CASH POSITION	(149,953)	(25,075)

Cash, beginning of year	102,117	127,192
Cash, end of year	198	102,117

Interest Paid	0	0
Taxes Paid	0	0

Significant Non-Cash Share Issuances to Founders (number of shares)	0	0

Mobodexter’s Audited Financials for FY2018 has been attached as Exhibit to this Form 1-K

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

SIGNATURES Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Exact name of issuer as specified in its charter): MOBODEXTER, INC

By (Signature and Title): Chandramouli Srinivasan, CEO & President

Date: 11/05/2019

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

EXHIBIT - 1

Mobodexter Inc.

(a Delaware corporation)

Audited Financial Statements

Years ending December 31, 2018 and 2017

Prepared by:

Gupta CPA, LLC

Denver, CO

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Financial Statements

Mobodexter Inc.

Table of Contents

Independent Auditor’s Report	FS-3
Financial Statements and Supplementary Notes
Balance Sheet as of December 31, 2017 and 2016	FS-5
Income Statement for the calendar years ending 2017 and 2016	FS-6
Statement of Changes in Shareholders’ Equity for the calendar years ending 2017 and 2016	FS-7
Statement of Cash Flows for the calendar years ending 2017 and 2016	FS-8
Notes and Additional Disclosures to the Financial Statements as of December 31, 2017 and 2016	FS-9

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

INDEPENDENT AUDITOR’S REPORT

October 30, 2019

To: Board of Directors, Mobodexter Inc.

Attn: Chandramouli Srinivasan, Founder & CEO

Re: 2018 and 2017 Financial Statement Audit

We have audited the accompanying financial statements of Mobodexter Inc., a Delaware corporation, and its consolidated subsidiaries (the “Company”), which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of income, retained earnings, and cash flows for the calendar years so ending, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As described in the Notes to the Financial Statements, the Company is a business that has commenced its operations in 2014. However, the Company has incurred costs while seeking to raise capital under Title IV of the JOBS Act in 2017 & 2018.  Considering these factors, there exists substantial doubt as to whether the Company can continue as a going concern.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty and we provide no opinion at this time about whether the Company will be successful in its plans to continue as a going concern.

Sincerely,

Gupta CPA, LLC

Denver, Colorado

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Mobodexter Inc.

Balance Sheet

As of December 31, 2018 and 2017

See Accountant's’ Audit Report and Notes to the Financial Statements

ASSETS
	2018	2017
ASSETS
Current Assets
Cash & Cash Equivalents	198	102,117
Accounts Receivables	1,284,355	800,000
Other Current Assets	0	8,109
Total Current Assets	1,284,553	910,226

Non-current Assets
None	0	0

TOTAL ASSETS	1,284,553	910,226

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current Liabilities
Accrued Expenses	26,620	15,154
Deferred Tax Liability	212,645	127,138
Total Current Liabilities	239,265	142,292

Non-current Liabilities
Related Party Loan	120,000	195,996
TOTAL LIABILITIES	359,265	338,288

SHAREHOLDERS’ EQUITY
Common Stock (75,000,000 of $0.0001 par value common shares authorized, 585,464 Class A shares issued, 19,414,536 Class B shares issued)	2,000	2,000
Additional Paid-In Capital	245,246	402,417
Retained Earnings, net of Distributions	678,022	167,521

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	1,284,533	910,226

The accompanying Notes are an important and integral part of the financial statements

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Mobodexter Inc.

Income Statement

For the calendar years ending December 31, 2018 and 2017

See Accountant's’ Audit Report and Notes to the Financial Statements

	2018	2017
Revenues, net of Allowances and Returns	1,517,765	1,078,778
Less: Cost of Revenues	287,807	244,828

Total Gross Profit	1,229,958	833,950

Selling, General and Administrative	84,952	95,961
Research and Development	132,422	132,570

Total Income from Operations	1,012,595	605,419

Other Income and (Expense)	0	0

Total Income before Taxes	1,012,595	605,419

Provision/(Benefit) for Income Taxes	212,645	127,138

NET INCOME	799,950	478,281

The accompanying Notes are an important and integral part of the financial statements

pg. 12

FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Mobodexter Inc.

Statement of Changes in Shareholders’ Equity

For the calendar years ending December 31, 2017 and 2016

See Accountant's’ Audit Report and Notes to the Financial Statements

	Common Stock		Additional Paid-in Capital	Accumulated Earnings/ (Deficit)	Total
	# of Shares	$ Amount
Balance at January 1, 2017	20,000,000	2,000	402,417	(310,760)	93,657
Issuance of Class A and B shares to founders and investors	0	0	0		0
2017 Net Income				478,281	478,281
Balance at December 31, 2017	20,000,000	2,000	402,417	167,521	571,938
2018 Net Income			245,246	799,950	1,045,196
Balance at December 31, 2018	20,000,000	2,000	647,663	967,471	1,617,134

The accompanying Notes are an important and integral part of the financial statement

pg. 13

FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Mobodexter Inc.

Statement of Cash Flows

For the calendar years ending December 31, 2018 and 2017

See Accountant's’ Audit Report and Notes to the Financial Statements

	2018	2017
CASH FLOWS FROM OPERATIONS
Net Income/(Loss)	799,950	478,281
(Increase)/Decrease in Accounts Receivable	(1,284,355)	(800,000)
(Increase)/Decrease in Other Current Assets	0	(8,109)
Increase/(Decrease) in Accrued Expenses	1,807	1,807
Increase/(Decrease) in Deferred Tax Liability	212,645	127,138

TOTAL CASH FLOWS FROM OPERATIONS	(269,953)	(200,883)

CASH FLOWS FROM INVESTING ACTIVITIES
None	0	0

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	0	0

CASH FLOWS FROM SHAREHOLDERS’ FINANCING ACTIVITIES
Related Party Loan	120,000	175,808
Issuance of Common Shares	0	0

CASH FLOWS FROM SHAREHOLDERS’ FINANCING ACTIVITIES	120,000	175,808

NET CHANGE IN CASH POSITION	(149,953)	(25,075)

Cash, beginning of year	102,117	127,192
Cash, end of year	198	102,117

Interest Paid	0	0
Taxes Paid	0	0

Significant Non-Cash Share Issuances to Founders (number of shares)	0	0

The accompanying Notes are an important and integral part of the financial statements

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Mobodexter Inc.

Notes and Additional Disclosures to the Financial Statements

For the calendar years ending December 31, 2018 and 2017

See Accountant's’ Audit Report and Notes to the Financial Statements

Note 1 – Summary of Significant Accounting Policies and Corporate Structure

(a) Summary – Mobodexter Inc., a corporation formed under the laws of Delaware (the “Company”), is an early-stage company established by the executive officer and principal shareholder, Chandramouli Srinivasan, to develop and commercialize a platform-as-a-service solution through which customers can access and interact with internet connected devices.

The Company was formed on November 22, 2013.

The Company has begun operations but is seeking to raise additional capital through the issuance of equity.  The Company has sought an exemption from securities registration under Title IV of the JOBS Act.

In 2017, the Company acquired Mobodexter Software Pvt. Ltd.  The results of this subsidiary are consolidated herein.

(b) Methods of Accounting and Basis for Presentation – The Company prepares the financial statements in accordance with US generally accepted accounting principles which includes usage of the accrual method of accounting to match expenses with the period in which they are associated with revenue.

The accounting and reporting policies of the Company also conform to Article 8 of Regulation S-X of the regulations promulgated by the U.S. Securities and Exchange Commission.

The Company has elected to adopt early application of the Accounting Standards Update No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements.”  The Company does not present or disclose certain items otherwise required under Topic 915.

(c) Estimates – The Company prepares the financial statements in accordance with US generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and costs as of the date of the financial statements.  Actual results are reconciled with these estimates as they occur, but they may differ from initial reporting.

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

(d) Comparative Financial Statements – Under US generally accepted accounting principles and applicable presentation standards, financial statements are presented in a comparative fashion with prior periods. Years presented herein comply with the disclosure requirements under Title IV of the JOBS Act.

(e) Revenue Recognition – The Company recognizes revenue and costs in accordance with US generally accepted accounting principles.

In May 2014, the Financial Accounting Statements Board (“FASB”) issued Accounting Standards Update No. 2014-09 which significantly updates the standards for revenue recognition for all entities, public, private and not-for- profit, that have contracts with customers to provide goods or services.  For private entities, such as the Company, the effective date for implementation of these new standards is for annual periods beginning after December 15, 2018. These new revenue recognition standards have not been implemented by the Company for this reporting period.

(f) Cash and Cash Equivalents – As of the reporting period, the Company’s cash deposits are held in an FDIC-insured financial institution.  The Company has $198 and $102,117 at the years ending of 2018 and 2017, respectively.

(g) Accounts or Investments Receivable – As of the reporting period, the Company maintains account receivable with a strategic client.  The Company has billed the customers $1,284,355 and performed the necessary work.  At this time, the Company believes that the customers will be able to pay the invoice in full in 2018 and expects to begin collecting during the Third quarter of 2019.  At this time, the Company does not believe any of the $1,284,355 account receivable to be uncollectable.  Therefore, there is no allowance for doubtful account or provision for bad debts as of December 31, 2018 and 2017.

(h) Fair Value of Financial Instruments - The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management.  As of the balance sheet date, there were no financial instruments outstanding.

(i) Deferred Offering Costs - The Company complies with the requirements of ASC 340-10.  The Deferred Offering Costs of the Company consist solely of legal fees incurred in connection with the capital raising efforts of the Company.  Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to shareholders’ equity or expensed.  While the Company had not incurred any Deferred Offering Costs as of the period presented.

(j) Income Taxes – The Company accounts for the income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attribute to the temporary book-to-tax differences and carryforwards generated.  Measurement of the deferred items of income tax is based on enacted tax laws and rates and compared to the realizable value of any deferred tax assets.  As of December 31, 2018, and 2017, the Company had a combined federal net

pg. 16

FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

operating loss (“NOL”) carryforward of over $100,000.  Due to the uncertainty of the Company’s ability to generate taxable income in the future, the Company has recorded a full valuation allowance against the deferred tax asset created by the NOL carryforward.  The NOL carryforward will expire 20 years from the taxable year incurred.  As discussed in these Notes, the Company did realize over $1,284,355 in sales from various customers who are yet to pay the invoice.  As a small taxpayer, the Company pays tax on a cash-received basis per the Internal Revenue Code.  Therefore, the Company has accrued the tax payable on the revenue from this contract for payment in 2019 when the customer is expected to pay.

At this time, no activity of the Company requires a provision for state income tax.

(k) Software Development Costs – The Company’s software development efforts are focused on externally marketed software-as-a-service offerings.  In accordance with ASC 985-20-25, the costs of developing this software is expensed until both technologically feasibility has been established and all other research and development activities and other components of the product or process have been completed.  As of December 31, 2018, and 2017, the Company has expensed $132,422 and $132,570, respectively.

Note 2 – Line of Credit and Other Liabilities

The Company does not have any material borrowings other than a loan from its management team (“Related Party Loan”).  The Company took a Related Party Loan of $120,000. The Related Party Loan does not have a fixed maturity date nor stated interest rate but will be repaid at the Company’s discretion.

Note 3 – Shareholders’ Equity

The Company has two classes of stock.  The founders, Mr. Srinivasan and Kavitha Gopalan, of the Company have been issued 19,414,536 of the 20,000,000 shares outstanding as of December 31, 2017.  The remaining shares, 585,464, have been issued to unrelated parties and are designated as Class A shares.  The Company is authorized to issue up to 75,000,000 shares.

Note 4 – Going Concern

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from outside investors sufficient to execute upon the Company’s planned activities.  No assurance can be given that the Company will be able to successfully raise capital or continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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FORM 1-K – MOBODEXTER, INC – ANNUAL REPORT FY2018

Note 5 – Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through October 30, 2019 including adoption or implementation of any required accounting standard updates.  No material events have required disclosure at this time.

pg. 18